Exhibit 99.1

Shutterfly Announces Results of Annual Meeting of Stockholders

REDWOOD CITY, California (May 25, 2017) — Shutterfly, Inc. (NASDAQ:SFLY), the leading online retailer and manufacturer of high-quality personalized products and services, announced that stockholders voted in favor of all 5 proposals at the company’s 2017 Annual Meeting of Stockholders.

The voting results are as follows:

•	FOR the election of Ann Mather, H. Tayloe Stansbury and Brian Swette to the Shutterfly Board of Directors;

•	FOR, on an advisory basis, the compensation of the company’s named executive officers;

•	FOR, on an advisory basis, an annual frequency for future advisory votes on the compensation of the company’s named exective officers;

•	FOR, an amendment of the 2015 Equity Incentive Plan, including an increase to the number of shares available for issuance thereunder by 1,300,000 shares; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2017.

About Shutterfly, Inc.

Shutterfly, Inc. is the leading online retailer and manufacturer of high-quality personalized products and services. Founded in 1999, the Shutterfly, Inc. brands include Shutterfly®, where your photos come to life in photo books, cards and gifts; Tiny Prints ™, premium cards and stationery for all life’s occasions; Wedding Paper Divas ™, wedding invitations and stationery for every step of the planning process; BorrowLenses™ , the premier online marketplace for photographic and video equipment rentals; and GrooveBook™, an iPhone and Android app and subscription service that prints up to 100 mobile phone photos in a GrooveBook and mails it to customers every month. For more information about Shutterfly, Inc. (NASDAQ:SFLY), visit www.shutterflyinc.com.

Investors

Shawn Tabak, (650) 610-6026

stabak@shutterfly.com

Media

Nicole Stier, (650) 610-6013

nstier@shutterfly.com